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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       (509) 467-6949
(206) 448-1996
NEWS RELEASE
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       UNITED SECURITY AND THE WHEATLAND BANK TERMINATE
MERGER

 SPOKANE, WA-October 6,1997-United Security Bancorporation (NASDAQ:USBN) today announced that its Board of Directors has jointly agreed with the Board of The Wheatland Bank to terminate their proposed merger due primarily to the strong appreciation in USBN's stock price in recent months.
 "On May 16, when we announced our agreement to exchange approximately 2.5 shares of United Security's common stock for each share of Wheatland stock, USBN was trading at less than $13.00 per share, and the total consideration was approximately $12.5 million, plus Wheatland's year-to-date net profit and stock options to be exercised," noted William
C. Dashiell, President and Chief Executive Officer.
 "USBN's stock price has since risen to nearly $19.00, far exceeding the upper end of the collar in our agreement. As a result of our price surge, certain changes have to be made to the agreement, however, our Boards have been unable to reach an appropriate compromise. We have been long-time friends of Roger Underwood and others on Wheatland's Board, and hope we might revisit these plans in the future," Dashiell said. "In addition, the original definitive agreement called for a pooling of interests transaction in order to make this merger economically viable.
Unfortunately, we have been advised that, due to a technicality involving stock dividends on Wheatland's shares, a pooling cannot be completed at this time.
 "Our proposed acquisition of Bank of Pullman, meanwhile, is proceeding right on schedule and is expected to close in mid-October," he added. "We believe that with its approved entry into the Idaho banking market, Pullman offers exceptional potential growth and profit opportunities."
 Under terms of the cash offer, announced August 27, seven-branch Bank of Pullman will join United Security Bank and Home Security Bank as the Bancorporation's third banking subsidiary. USBN currently has a total of fifteen branch offices. Following the Pullman acquisition, it will have 22 offices.
 United Security Bancorporation is a multi-bank holding company that currently owns two banks (United Security, based in Spokane, and Home Security, based in Yakima Valley) with locations in fifteen eastern Washington communities.
At June 30, 1997, USBN total assets were $233.2 million; deposits were $197.6 million; and loans $183.1 million. In addition the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.
 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including conditions which could re-activate acquisition of The Wheatland Bank; as well as Bank of Pullman shareholder and regulatory approval, completion of the due diligence process, success of integrating newly-acquired branches, additional expansion opportunities, changes in the regulatory environment, and other risk factors detailed in the company's Securities and Exchange Commission filings.

NOTE:  Transmitted on PR Newswire at 6:48 a.m. PDT, October
6, 1997.